Exhibit 99.1

BioSante Pharmaceuticals, Inc. 111 Barclay Boulevard Lincolnshire, Illinois 60069 www.biosantepharma.com

FOR IMMEDIATE RELEASE	NASDAQ: BPAX

BioSante Pharmaceuticals, Inc. Reports First Quarter Financial Results

LINCOLNSHIRE, Illinois (May 10, 2013) — BioSante Pharmaceuticals, Inc. (NASDAQ: BPAX) today reported on its cash balance as of March 31, 2013 and financial results for the quarter ended March 31, 2013.

As of March 31, 2013, the Company’s cash and cash equivalents were approximately $29.4 million and convertible notes payable on May 1, 2013 were approximately $8.2 million. Subsequent to the end of the quarter and prior to the May 1, 2013 maturity date of the notes, the Company repaid the outstanding principal amount of the notes, plus all accrued and unpaid interest thereon.

BioSante incurred a net loss of approximately $2.3 million or $(0.09) per share for the quarter ended March 31, 2013, compared to a net loss of $10.3 million or $(0.53) per share for the same period in 2012. The decrease in the net loss was due primarily to lower clinical development expenses for LibiGel® (testosterone gel) during the most recent period as a result of the conclusion of all current LibiGel clinical studies.

About BioSante Pharmaceuticals, Inc.

BioSante’s corporate strategy is to develop high value medically-needed pharmaceutical products and to implement strategic alternatives with respect to its products and its company, including licenses, business collaborations and other business combinations or transactions with other pharmaceutical and biotechnology companies.  BioSante’s products include LibiGel® (transdermal testosterone gel) for the treatment of female sexual dysfunction (FSD), specifically hypoactive sexual desire disorder (HSDD), which is in Phase III development.  BioSante’s other products include an FDA-approved testosterone gel for male hypogonadism, which is licensed to Teva Pharmaceuticals USA, Inc., and the Pill-Plus™, an oral contraceptive in development by Pantarhei Bioscience B.V.  BioSante’s first FDA-approved product, Elestrin™ (estradiol gel) indicated for the treatment of hot flashes associated with menopause, is marketed in the U.S. by Meda Pharmaceuticals, Inc., BioSante’s licensee.

For more information please contact:

Phillip B. Donenberg

(847) 478-0500 ext. 120

info@biosantepharma.com